2seventy bio Reports Third Quarter Financial Results and Recent Operational Progress

Abecma generated $77 million U.S. commercial revenue, growing 42% versus the second quarter

Decision in September to discontinue enrollment in KarMMa-9 study results in over $80 million in anticipated cost savings over the next several years

24% reduction in operating expenses versus the second quarter reflects continued progress on streamlining 2seventy’s cost structure; third quarter net loss of approximately $10 million

Ended quarter with approximately $192 million in cash, cash equivalents, and marketable securities;
expected cash runway beyond 2027

Conference call today at 8:00 AM ET

CAMBRIDGE, Mass.— (BUSINESS WIRE)—November 12, 2024—2seventy bio, Inc. (Nasdaq: TSVT), today reported financial results and recent highlights for the third quarter ended September 30, 2024.

“We are very pleased to report 42% sequential growth in quarterly Abecma sales, which was part of a continued expansion of the CAR-T class into earlier lines for multiple myeloma. When combined with the significant progress our team has made in streamlining our cost structure, 2seventy continues to make meaningful progress on our goal of achieving breakeven operations,” said Chip Baird, chief executive officer, 2seventy bio. “Abecma has a differentiated safety profile, as further supported by recent real-world evidence. Physicians familiar with Abecma understand that with effective use of bridging, they can achieve deep and durable responses. With more than 16,000 patients diagnosed annually in the U.S., we believe Abecma will continue to hold a meaningful place in a growing but highly competitive multiple myeloma market, and we remain committed to expanding the reach of Abecma to as many patients as possible.”

ABECMA COMMERCIAL AND REGULATORY HIGHLIGHTS
•Third quarter Abecma® (idecabtagene vicleucel; ide-cel) U.S. revenues, as reported by Bristol Myers Squibb (BMS), were $77 million. The Company expects Abecma revenues of approximately $240 - $250 million for the full year of 2024.
•2seventy bio and BMS continue to focus on competitively differentiating Abecma’s safety and efficacy profile supported by the strength of the KarMMa-3 and real-world data.
•2seventy bio, in partnership with study sponsor BMS, has discontinued enrollment in its ongoing Phase 3 KarMMa-9 study evaluating Abecma with lenalidomide maintenance versus lenalidomide maintenance alone in patients with newly diagnosed multiple myeloma (NDMM) who have suboptimal response to autologous stem cell transplant. 2seventy and BMS remain committed to expanding the reach of Abecma to as many multiple myeloma patients as possible.
•2seventy bio and BMS share equally in all profits and losses related to development, manufacturing, and commercialization of Abecma in the U.S. The Company reported collaborative arrangement revenue of approximately $11 million related to the collaboration with BMS for the three months ended September 30, 2024.

SELECT THIRD QUARTER FINANCIAL RESULTS
•Total revenues were $13.5 million for the three months ended September 30, 2024, compared to $12.0 million for the three months ended September 30, 2023. Total revenues were $34.9 million for the nine months ended September 30, 2024, compared to $89.7 million for the nine months ended September 30, 2023.
•Research and development expenses were $8.3 million for the three months ended September 30, 2024, compared to $51.3 million for the three months ended September 30, 2023. Research and development expenses were $68.3 million for the nine months ended September 30, 2024, compared to $179.5 million for the nine months ended September 30, 2023.
•Selling, general and administrative expenses were $12.9 million for the three months ended September 30, 2024, compared to $13.0 million for the three months ended September 30, 2023. Selling, general and administrative expenses were $35.4 million for the nine months ended September 30, 2024, compared to $53.2 million for the nine months ended September 30, 2023.
•Net loss was $9.9 million for the three months ended September 30, 2024, compared to $71.6 million for the three months ended September 30, 2023. Net loss was $37.7 million for the nine months ended September 30, 2024, compared to $160.7 million for the nine months ended September 30, 2023.
•The Company reiterates its net cash spend range of $40-60 million for 2024.
•Cash, cash equivalents, and marketable securities totaled $192 million as of September 30, 2024; the Company continues to expect to have cash runway beyond 2027.

Conference Call Information
2seventy bio will host a conference call and live webcast today, November 12 at 8:00 a.m. ET to discuss third quarter 2024 financial results and recent business highlights. Participants can access the conference call live via webcast which is available on the Investors and Media page of the Company’s website at https://ir.2seventybio.com. Participants who wish to ask a question may register here to receive dial-in numbers and a unique pin to join the call.

A replay of the webcast may be accessed from the “News and Events” page in the Investors and Media section of our website at https://ir.2seventybio.com/ and will be available for 30 days following the event.

ABECMA U.S. INDICATION
ABECMA is a B-cell maturation antigen (BCMA)-directed genetically modified autologous T cell immunotherapy indicated for the treatment of adult patients with relapsed or refractory multiple myeloma after two or more prior lines of therapy including an immunomodulatory agent, a proteasome inhibitor, and an anti-CD38 monoclonal antibody.
U.S. Important Safety Information
BOXED WARNING: CYTOKINE RELEASE SYNDROME, NEUROLOGIC TOXICITIES, HLH/MAS, PROLONGED CYTOPENIA and SECONDARY HEMATOLOGICAL MALIGNANCIES
•Cytokine Release Syndrome (CRS), including fatal or life-threatening reactions, occurred in patients following treatment with ABECMA. Do not administer ABECMA to patients with active infection or inflammatory disorders. Treat severe or life-threatening CRS with tocilizumab or tocilizumab and corticosteroids.
•Neurologic Toxicities, which may be severe or life-threatening, occurred following treatment with ABECMA, including concurrently with CRS, after CRS resolution, or in the absence of CRS. Monitor for neurologic events after treatment with ABECMA. Provide supportive care and/or corticosteroids as needed.
•Hemophagocytic Lymphohistiocytosis/Macrophage Activation Syndrome (HLH/MAS) including fatal and life-threatening reactions, occurred in patients following treatment with ABECMA. HLH/MAS can occur with CRS or neurologic toxicities.
•Prolonged Cytopenia with bleeding and infection, including fatal outcomes following stem cell transplantation for hematopoietic recovery, occurred following treatment with ABECMA.
•T cell malignancies have occurred following treatment of hematologic malignancies with BCMA- and CD19-directed genetically modified autologous T cell immunotherapies, including ABECMA
•ABECMA is available only through a restricted program under a Risk Evaluation and Mitigation Strategy (REMS) called the ABECMA REMS.
Warnings and Precautions:
Early Death: In KarMMa-3, a randomized (2:1), controlled trial, a higher proportion of patients experienced death within 9 months after randomization in the ABECMA arm (45/254; 18%) compared to the standard regimens arm (15/132; 11%). Early deaths occurred in 8% (20/254) and 0% prior to ABECMA infusion and standard regimen administration, respectively, and 10% (25/254) and 11% (15/132) after ABECMA infusion and standard regimen administration, respectively. Out of the 20 deaths that occurred prior to ABECMA infusion, 15 occurred from disease progression, 3 occurred from adverse events and 2 occurred from unknown causes. Out of the 25 deaths that occurred after ABECMA infusion, 10 occurred from disease progression, 11 occurred from adverse events, and 4 occurred from unknown causes.
Cytokine Release Syndrome (CRS): CRS, including fatal or life-threatening reactions, occurred following treatment with ABECMA. Among patients receiving ABECMA for relapsed refractory multiple myeloma in the KarMMa and KarMMa-3 studies (N=349), CRS occurred in 89% (310/349), including ≥ Grade 3 CRS (Lee grading system) in 7% (23/349) of patients and Grade 5 CRS in 0.9% (3/349) of patients. The median time-to-onset of CRS, any grade, was 1 day (range: 1 to 27 days), and the median duration of CRS was 5 days (range: 1 to 63 days). In the pooled studies, the rate of ≥Grade 3 CRS was 10% (7/71) for patients treated in dose range of 460 to 510 x 106 CAR-positive T cells and 5.4% (13/241) for patients treated in dose range of 300 to 460 x 106 CAR-positive T cells.
The most common manifestations of CRS (greater than or equal to 10%) included pyrexia (87%), hypotension (30%), tachycardia (26%), chills (19%), hypoxia (16%). Grade 3 or higher events that may be associated with CRS include hypotension, hypoxia, hyperbilirubinemia, hypofibrinogenemia, ARDS, atrial fibrillation, hepatocellular injury, metabolic acidosis, pulmonary edema, coagulopathy, renal failure, multiple organ dysfunction syndrome and HLH/MAS.
Identify CRS based on clinical presentation. Evaluate for and treat other causes of fever, hypoxia, and hypotension. CRS has been reported to be associated with findings of HLH/MAS, and the physiology of the syndromes may overlap. HLH/MAS is a potentially life-threatening condition. In patients with progressive symptoms of CRS or refractory CRS despite treatment, evaluate for evidence of HLH/MAS.

Of the 349 patients who received ABECMA in clinical trials, 226 (65%) patients received tocilizumab; 39% (135/349) received a single dose, while 26% (91/349) received more than 1 dose of tocilizumab. Overall, 24% (82/349) of patients received at least 1 dose of corticosteroids for treatment of CRS. Almost all patients who received corticosteroids for CRS also received tocilizumab. For patients treated in dose range of 460 to 510 x 106 CAR-positive T cells, 76% (54/71) of patients received tocilizumab and 35% (25/71) received at least 1 dose of corticosteroids for treatment of CRS. For patients treated in dose range of 300 to 460 x 106 CAR-positive T cells, 63% (152/241) of patients received tocilizumab and 20% (49/241) received at least 1 dose of corticosteroid for treatment of CRS.
Monitor patients at least daily for 7 days following ABECMA infusion at the REMS-certified healthcare facility for signs or symptoms of CRS and monitor patients for signs or symptoms of CRS for at least 4 weeks after ABECMA infusion. At the first sign of CRS, institute treatment with supportive care, tocilizumab and/or corticosteroids as indicated. Ensure that a minimum of 2 doses of tocilizumab are available prior to infusion of ABECMA. Counsel patients to seek immediate medical attention should signs or symptoms of CRS occur at any time.
Neurologic Toxicities: Neurologic toxicities, including immune-effector cell-associated neurotoxicity (ICANS), which may be severe or life- threatening, occurred concurrently with CRS, after CRS resolution, or in the absence of CRS following treatment with ABECMA.
In patients receiving ABECMA in the KarMMa and KarMMa-3 studies, CAR T cell-associated neurotoxicity occurred in 40% (139/349), including Grade 3 in 4% (14/349) and Grade 4 in 0.6% (2/349) of patients. The median time to onset of neurotoxicity was 2 days (range: 1 to 148 days). The median duration of CAR T cell-associated neurotoxicity was 8 days (range: 1 to 720 days) in all patients including those with ongoing neurologic events at the time of death or data cut off. CAR T cell-associated neurotoxicity resolved in 123 of 139 (88%) patients and median time to resolution was 5 days (range: 1 to 245 days). One-hundred and thirty four out of 349 (38%) patients with neurotoxicity had CRS. The onset of neurotoxicity during CRS was observed in 93 patients, before the onset of CRS in 12 patients, and after the CRS event in 29 patients. The rate of Grade 3 or 4 CAR T cell-associated neurotoxicity was 5.6% (4/71) and 3.7% (9/241) for patients treated in dose range of 460 to 510 x 106 CAR-positive T cells and 300 to 460 x 106 CAR-positive T cells, respectively. The most frequent (greater than or equal to 5%) manifestations of CAR T cell-associated neurotoxicity include encephalopathy (21%), headache (15%), dizziness (8%), delirium (6%), and tremor (6%).
At the safety update for KarMMa-3 study, one patient developed fatal neurotoxicity 43 days after ABECMA. In KarMMa, one patient had ongoing Grade 2 neurotoxicity at the time of death. Two patients had ongoing Grade 1 tremor at the time of data cutoff.
Cerebral edema has been associated with ABECMA in a patient in another study in multiple myeloma. Grade 3 myelitis and Grade 3 parkinsonism have occurred after treatment with ABECMA in another study in multiple myeloma.
Monitor patients at least daily for 7 days following ABECMA infusion at the REMS-certified healthcare facility for signs or symptoms of neurologic toxicities and monitor patients for signs or symptoms of neurologic toxicities for at least 4 weeks after ABECMA infusion and treat promptly. Rule out other causes of neurologic symptoms. Neurologic toxicity should be managed with supportive care and/or corticosteroids as needed. Counsel patients to seek immediate medical attention should signs or symptoms occur at any time.
Hemophagocytic Lymphohistiocytosis (HLH)/Macrophage Activation Syndrome (MAS): In patients receiving ABECMA in the KarMMa and KarMMa-3 studies, HLH/MAS occurred in 2.9% (10/349) of patients. All events of HLH/MAS had onset within 10 days of receiving ABECMA, with a median onset of 6.5 days (range: 4 to 10 days) and occurred in the setting of ongoing or worsening CRS. Five patients with HLH/MAS had overlapping neurotoxicity. The manifestations of HLH/MAS include hypotension, hypoxia, multiple organ dysfunction, renal dysfunction and cytopenia.
In KarMMa-3, one patient had Grade 5, two patients had Grade 4 and two patients had Grade 3 HLH/MAS. The patient with Grade 5 HLH/MAS also had Grade 5 candida sepsis and Grade 5 CRS. In another patient who died due to stroke, the Grade 4 HLH/MAS had resolved prior to death. Two cases of Grade 3 and one case of Grade 4 HLH/MAS had resolved.
In KarMMa, one patient treated in the 300 x 106 CAR-positive T cells dose cohort developed fatal multi-organ HLH/MAS with CRS. In another patient with fatal bronchopulmonary aspergillosis, HLH/MAS was contributory to the fatal outcome. Three cases of Grade 2 HLH/MAS resolved.
HLH/MAS is a potentially life-threatening condition with a high mortality rate if not recognized early and treated. Treatment of HLH/MAS should be administered per institutional guidelines.
ABECMA REMS: Due to the risk of CRS and neurologic toxicities, ABECMA is available only through a restricted program under a Risk Evaluation and Mitigation Strategy (REMS) called the ABECMA REMS. Further information is available at www.AbecmaREMS.com or contact Bristol-Myers Squibb at 1-866-340-7332.
Hypersensitivity Reactions: Allergic reactions may occur with the infusion of ABECMA. Serious hypersensitivity reactions, including anaphylaxis, may be due to dimethyl sulfoxide (DMSO) in ABECMA.
Infections: ABECMA should not be administered to patients with active infections or inflammatory disorders. Severe, life-threatening, or fatal infections occurred in patients after ABECMA infusion.
In all patients receiving ABECMA in the KarMMa and KarMMa-3 studies, infections (all grades) occurred in 61% of patients. Grade 3 or 4 infections occurred in 21% of patients. Grade 3 or 4 infections with an unspecified pathogen occurred in 12%, viral infections in 7%, bacterial infections in 4.3%, and fungal infections in 1.4% of patients. Overall, 15 patients had Grade 5 infections (4.3%); 8 patients (2.3%) with infections of pathogen unspecified, 3 patients (0.9%) with fungal infections, 3 patients (0.9%) with viral infections, and 1 patient (0.3%) with bacterial infection.
Monitor patients for signs and symptoms of infection before and after ABECMA infusion and treat appropriately. Administer prophylactic, pre-emptive, and/or therapeutic antimicrobials according to standard institutional guidelines.
Febrile neutropenia was observed in 38% (133/349) of patients after ABECMA infusion and may be concurrent with CRS. In the event of febrile neutropenia, evaluate for infection and manage with broad-spectrum antibiotics, fluids, and other supportive care as medically indicated.

Viral Reactivation: Cytomegalovirus (CMV) infection resulting in pneumonia and death has occurred following ABECMA administration. Monitor and treat for CMV reactivation in accordance with clinical guidelines. Hepatitis B virus (HBV) reactivation, in some cases resulting in fulminant hepatitis, hepatic failure, and death, can occur in patients treated with drugs directed against plasma cells. Perform screening for CMV, HBV, hepatitis C virus (HCV), and human immunodeficiency virus (HIV) in accordance with clinical guidelines before collection of cells for manufacturing. Consider antiviral therapy to prevent viral reactivation per local institutional guidelines/clinical practice.
Prolonged Cytopenias: In patients receiving ABECMA in the KarMMa and KarMMa-3 studies, 40% of patients (139/349) experienced prolonged Grade 3 or 4 neutropenia and 42% (145/349) experienced prolonged Grade 3 or 4 thrombocytopenia that had not resolved by Month 1 following ABECMA infusion. In 89% (123/139) of patients who recovered from Grade 3 or 4 neutropenia after Month 1, the median time to recovery from ABECMA infusion was 1.9 months. In 76% (110/145) of patients who recovered from Grade 3 or 4 thrombocytopenia, the median time to recovery was 1.9 months. Five patients underwent stem cell therapy for hematopoietic reconstitution due to prolonged cytopenia. The rate of Grade 3 or 4 thrombocytopenia was 62% (44/71) and 56% (135/241) for patients treated in dose range of 460 to 510 x 106 CAR-positive T cells and 300 to 460 x 106 CAR-positive T cells, respectively.
Monitor blood counts prior to and after ABECMA infusion. Manage cytopenia with myeloid growth factor and blood product transfusion support according to local institutional guidelines.
Hypogammaglobulinemia: In all patients receiving ABECMA in the KarMMa and KarMMa-3 studies, hypogammaglobulinemia was reported as an adverse event in 13% (46/349) of patients; laboratory IgG levels fell below 500 mg/dL after infusion in 37% (130/349) of patients treated with ABECMA.
Hypogammaglobulinemia either as an adverse reaction or laboratory IgG level below 500 mg/dL after infusion occurred in 45% (158/349) of patients treated with ABECMA. Forty-one percent of patients received intravenous immunoglobulin (IVIG) post-ABECMA for serum IgG <400 mg/dL.
Monitor immunoglobulin levels after treatment with ABECMA and administer IVIG for IgG <400 mg/dl. Manage appropriately per local institutional guidelines, including infection precautions and antibiotic or antiviral prophylaxis.
Use of Live Vaccines: The safety of immunization with live viral vaccines during or after ABECMA treatment has not been studied. Vaccination with live virus vaccines is not recommended for at least 6 weeks prior to the start of lymphodepleting chemotherapy, during ABECMA treatment, and until immune recovery following treatment with ABECMA.
Secondary Malignancies: Patients treated with ABECMA may develop secondary malignancies. In KarMMa-3, myeloid neoplasms (four cases of myelodysplastic syndrome and one case of acute myeloid leukemia) occurred in 2.2% (5/222) of patients following treatment with ABECMA compared to none in the standard regimens arm at the time of the safety update. The median time to onset of myeloid neoplasm from ide-cel infusion was 338 days (Range: 277 to 794 days). Three of these five patients have died following the development of myeloid neoplasm. One out of the five cases of myeloid neoplasm occurred after initiation of subsequent antimyeloma therapy.

T cell malignancies have occurred following treatment of hematologic malignancies with BCMA- and CD19-directed genetically modified autologous T cell immunotherapies, including ABECMA. Mature T cell malignancies, including CAR-positive tumors, may present as soon as weeks following infusion, and may include fatal outcomes.
Monitor life-long for secondary malignancies. In the event that a secondary malignancy occurs, contact Bristol-Myers Squibb at 1‑888‑805‑4555 for reporting and to obtain instructions on collection of patient samples for testing of secondary malignancy.
Effects on Ability to Drive and Operate Machinery: Due to the potential for neurologic events, including altered mental status or seizures, patients receiving ABECMA are at risk for altered or decreased consciousness or coordination in the 8 weeks following ABECMA infusion. Advise patients to refrain from driving and engaging in hazardous occupations or activities, such as operating heavy or potentially dangerous machinery, during this initial period.
Adverse Reactions: The most common nonlaboratory adverse reactions (incidence greater than or equal to 20%) include pyrexia, CRS, hypogammaglobulinemia, infections – pathogen unspecified, musculoskeletal pain, fatigue, febrile neutropenia, hypotension, tachycardia, diarrhea, nausea, headache, chills, upper respiratory tract infection, encephalopathy, edema, dyspnea and viral infections.
Please see full Prescribing Information, including Boxed WARNINGS and Medication Guide.

About Bristol Myers Squibb and 2seventy bio
Abecma is being jointly developed and commercialized in the U.S. as part of a Co-Development, Co-Promotion, and Profit Share Agreement between Bristol Myers Squibb and 2seventy bio. Bristol Myers Squibb assumes sole responsibility for Abecma drug product manufacturing and commercialization outside of the U.S. The companies’ clinical development program for Abecma includes ongoing clinical studies (KarMMa-2, KarMMa-3) in earlier lines of treatment for patients with multiple myeloma. For more information visit clinicaltrials.gov.

About 2seventy bio
Our name, 2seventy bio, reflects why we do what we do - TIME. Cancer rips time away, and our goal is to work at the maximum speed of translating human thought into action – 270 miles per hour – to give the people we serve more time. With a deep understanding of the human body’s immune response to tumor cells and how to translate cell therapies into practice, we’re applying this knowledge to deliver the first FDA-approved CAR T cell therapy for multiple myeloma to as many patients as possible. Importantly, we remain focused on accomplishing our mission by staying genuine and authentic to our “why” and keeping our people and culture top of mind every day. For more information, visit www.2seventybio.com.

Follow 2seventy bio on social media: X (Twitter) and LinkedIn.

2seventy bio is a trademark of 2seventy bio, Inc.

Cautionary Note Regarding Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of applicable laws and regulations. These statements include, but are not limited to: statements regarding expected ABECMA

(ide-cel) U.S. revenue, including potential demand; statements regarding expected benefits from our strategic collaboration with BMS; statements about the discontinuation of the ongoing Phase 3 KarMMa-9 study, including the potential cost savings; statements about the efficacy and perceived therapeutic benefits of ABECMA; statements about our strategic realignment and expected cost savings; statements regarding our financial condition, expenses, results of operations, expectations regarding use of capital, cash runway, our path to breakeven, net cash spend and other future financial results; statements about our business plans and strategies; and statements about our ability to execute our strategic priorities. Any forward-looking statements in this press release are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, our limited independent operating history and the risk that our accounting and other management systems may not be prepared to meet the financial reporting and other requirements of operating as an independent public company; the risk that Abecma will not be as commercially successful as we may anticipate; the risk that our strategic realignment to focus on the development and commercialization of Abecma may not be as successful as anticipated, may fail to achieve the anticipated cost savings, and may cause disruptions in our business that could make it difficult to achieve our strategic objectives; and the risk that we are unable to manage our operating expenses or cash use for operations. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our Annual Report on Form 10-K filed March 7, 2024 and its other filings made with the Securities Exchange Commission from time to time. All information in this press release is as of the date of this release, and we undertakes no duty to update this information unless required by law.

# # #

Investors and Media:
Vicki Eatwell, CFO
vicki.eatwell@2seventybio.com

Morgan (Adams) Shields
Morgan.adams@2seventybio.com

2seventy bio, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(unaudited)
(in thousands, except per share data)

	For the three months ended September 30,		For the nine months ended September 30,
	2024	2023	2024	2023
Revenue:
Service revenue	$2,850	$4,948	$15,192	$20,796
Collaborative arrangement revenue	10,684	5,859	19,744	64,265
Royalty and other revenue	—	1,227	—	4,642
Total revenues	13,534	12,034	34,936	89,703
Operating expenses:
Research and development	8,320	51,315	68,264	179,541
Cost of manufacturing for commercial collaboration	5,768	4,408	12,490	11,672
Selling, general and administrative	12,884	13,004	35,400	53,213
Share of collaboration loss	—	—	1,230	—
Restructuring expenses	503	8,614	12,131	8,614
Cost of royalty and other revenue	—	551	—	2,099
Change in fair value of contingent consideration	—	54	(2,415)	180
Goodwill impairment charge	—	12,056	—	12,056
Total operating expenses	27,475	90,002	127,100	267,375
Loss from operations	(13,941)	(77,968)	(92,164)	(177,672)
Interest income, net	2,855	3,626	8,243	8,765
Other income, net	1,153	2,704	3,233	8,159
Gain on sale of assets to Novo Nordisk	—	—	47,987	—
Loss on assets held for sale to Regeneron	—	—	(5,026)	—
Loss before income taxes	(9,933)	(71,638)	(37,727)	(160,748)
Income tax (expense) benefit	—	—	—	—
Net Loss	$(9,933)	$(71,638)	$(37,727)	$(160,748)
Net loss per share - basic and diluted	$(0.19)	$(1.40)	$(0.72)	$(3.31)
Weighted-average number of common shares used in computing net loss per share - basic and diluted	52,263	51,179	52,176	48,566

2seventy bio, Inc.
Condensed Consolidated Balance Sheet Data
(unaudited)
(in thousands)

	As of September 30, 2024	As of December 31, 2023
Cash, cash equivalents and marketable securities	$ 192,399	$ 221,805
Total assets	503,846	565,426
Total liabilities	275,744	310,126
Total stockholders' equity	228,102	255,300